UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2006

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

ITEM 2.05 — COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

Fox Energy Center

The information set forth in Item 2.06 is incorporated by reference into this Item 2.05.

Rumford and Tiverton Power Plants

The information set forth herein updates the information included in Item 2.05 of the Current Report on Form 8-K of Calpine Corporation (the “Company”) filed with the SEC as of February 14, 2006, regarding the Company’s filing with the U.S. Bankruptcy Court (the “Court”) of a Notice of Rejection of two power plant facility lease agreements related to the Company’s Rumford and Tiverton power plants.

On June 9, 2006, the Court approved an agreement which, upon closing, will provide for the Company’s rejection of the Rumford and Tiverton leases effective February 6, 2006. In connection with the lease rejections, the Company expects to record a charge of approximately $109 million as its current estimate for an expected allowable claim related to the lease rejections and an additional charge of approximately $131 million to write-off prepaid lease expense. We are unable to determine at this early stage of the bankruptcy proceedings how much of the expected allowable claim charge will eventually require a cash outlay. Additionally, the Company estimates that it will incur legal and other transaction costs, requiring cash outlays, of approximately $1 million related to this matter. The total amount of such charges is expected to be reported as a reorganization item in the Company’s Consolidated Condensed Statements of Operations for the quarter ending June 30, 2006, and the portion representing the expected allowable claim will be recorded as a liability subject to compromise in the Consolidated Condensed Balance Sheet at June 30, 2006.

ITEM 2.06 — MATERIAL IMPAIRMENTS

On June 12, 2006, the Company’s management, in consultation with the Audit Committee of the Board of Directors, concluded that a non-cash impairment charge of $49.7 million related to the Fox Energy Center was required for the period ended March 31, 2006, under generally accepted accounting principles. This conclusion was based on the Company’s assessment that a near-term sale of the Company’s leasehold interest in the facility was likely. Additionally, the Company estimates that it will incur legal and other transaction costs, requiring cash outlays, of approximately $1 million related to this matter.

ITEM 5.02 — DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On June 12, 2006, the Board of Directors unanimously appointed Glen H. Hiner as a member of the Company’s Board of Directors, effective immediately. Mr. Hiner has been named to the Compensation and the Nominating and Governance Committees of the Board of Directors. There are no arrangements or understandings between Mr. Hiner and any other persons pursuant to which he was selected as a director, and there are no reportable transactions under Item 404(a) of Regulation S-K.

ITEM 8.01 — OTHER EVENTS

On June 6, 2006, the Company’s subsidiary Calpine Construction Finance Company, L.P. (“CCFC”), commenced a solicitation for consents to the waiver of certain defaults and events of default under the indenture (the “Indenture”) governing its $415 million aggregate principal amount of Second Priority Senior Secured Floating Rate Notes Due 2011 and the credit facility (the “Term Loan Credit Facility”) governing its $385 million in First Priority Senior Secured Institutional Term Loans due 2009, which occurred following the Chapter 11 filing by Calpine Energy Services (“CES”). The defaults and events of default resulted from (i) the failure of CES to make a portion of the payments due to CCFC in March 2006 under an Index Based Gas Sale and Power Purchase Agreement between CES and CCFC and to cure such default within the applicable cure period, and (ii) CCFC’s failure to timely deliver certain financial reports as required pursuant to the Indenture and Term Loan Credit Facility. On June 9, 2006, CCFC received the requisite consents to such waivers, and the waiver agreements were executed. The waivers require CCFC to reach agreement with CCFC’s noteholders and term loan lenders regarding CES’s treatment of the Index Based Gas Sale and Power Purchase Agreement in its Chapter 11 case by August 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: June 16, 2006

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